Exhibit 99.1

To my knowledge, this Report on Form 11-K for the fiscal year ended December 31, 2002, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in this Report fairly presents, in all material respects, the financial condition of the Salary Savings Program of State Street Corporation and Certain Related Companies as at December 31, 2002.

By: /s/John R. Towers
John R. Towers Chariman of the Salary Savings Program Committee
Dated: June 30, 2003

By: /s/Frederick P. Baughman
Frederick P. Baughman Senior Vice President, Corporate Controller and Chief Accounting Officer of State Street Corporation
Dated: June 30, 2003